Exhibit 10.1

CHANGES IN EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS

The following is a summary of changes in compensation arrangements for our executive officers during the quarter ended June 30, 2005:

Effective May 31, 2005, we increased the base salary of our executive officers by approximately 5% each. We also provided our executive officers bonuses ranging from approximately 20% to 44% of the executive officers’ annual base salary. In addition, we provided stock options to purchase between 75,000 and 300,000 shares of Common Stock, on terms consistent with those options granted to our non-executive employees, pursuant to the 1998 Stock Plan.